[PHK&S Letterhead]



                                                                  April 1, 1997


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, New Jersey  07430

Ladies and Gentlemen:

                  As special tax counsel to HUBCO Capital Trust I (the "Trust") and HUBCO, Inc. in connection with the issuance of $50,000,000 aggregate liquidation amount of Capital Securities of the Trust, and assuming (i) the holder of the Common Securities of each Trust will have "substantial assets" (other than the Common Securities) within the meaning of Treasury Regulations
Section 301.7701-2(d)(2) and (ii) the operative documents for the Capital Securities described in the Prospectus constituting a part of the Registration Statement on Form S-4 (the "Registration Statement"), to which this opinion is filed as an exhibit, will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the headings
"Certain United States Federal Income Tax Consequences" in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /S/ PITNEY, HARDIN, KIPP & SZUCH

                                            PITNEY, HARDIN, KIPP & SZUCH